      PAR Technology Corporation (NYSE:PAR)
                                                FOR RELEASE:  July 23, 2015
CONTACT:    Christopher R. Byrnes
(315) 738-0600 ext. 6226
cbyrnes@partech.com

PAR TECHNOLOGY CORPORATION
NAMES NEW CFO

New Hartford, NY. -- July 23, 2015 –  PAR Technology Corporation (NYSE: PAR) announced today that Michael Bartusek has been appointed as the Company’s new Vice President and Chief Financial Officer, effective immediately.  Mr. Bartusek is a key addition to the Company’s leadership team and his comprehensive experience in financial and operational management will complement the existing executive team as the Company continues to focus on executing its strategic initiatives to transform its business.

Mr. Bartusek has over 24 years of extensive financial management and diverse business experience. Mr. Bartusek formerly served as the Chief Financial Officer and Corporate Treasurer at Sutherland Global Services, Inc. (“SGS”) where he provided financial leadership across 15 countries and established a global finance shared services operation.  At SGS, Mr. Bartusek was responsible for overseeing and transforming financial operations, as well as handling strategic acquisitions.  Prior to SGS, Mr. Bartusek was Director of Finance for the North American operations at XEROX Global Services, Inc.  Mr. Bartusek also held various financial positions at GE Capital and was a Senior Manager at PricewaterhouseCoopers LLP where he gained experience in the assurance and business advisory group working with large public companies as well as emerging technology organizations.  Mr. Bartusek graduated from Edinboro University with a B.S. in Business Administration, is a Certified Public Accountant, and holds a Green Belt Six Sigma certification.

“We are pleased to welcome Mike to our Company,” said Ronald Casciano, CEO & President of PAR Technology. “Mike has held several challenging financial leadership roles and has excelled in many diverse areas.  He is distinctly qualified to serve as PAR’s CFO and we are looking forward to leveraging his expertise for both the day-to-day financial operations of the Company and long-term strategic planning.”

About PAR Technology Corporation

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  PAR’s Hospitality business also markets hotel management systems that provide a complete suite of powerful tools for guest management, recreation management, and timeshare/condo management.  In addition, PAR provides the spa industry a leading management application that was specifically designed to support the unique needs of the resort spa and day spa markets, a rapidly growing hospitality segment.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government segment is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies.  Visit www.partech.com for more information.

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